Exhibit 99.1

Blueprint Medicines Reports Second Quarter 2015 Financial Results and Provides Business Update

•                                            Received FDA authorization to proceed with clinical trials for BLU-554 in hepatocellular carcinoma and BLU-285 in unresectable, treatment-resistant GIST —

•                                          Presented preclinical data for first drug candidate to block primary RET fusion and secondary resistance mutations and induce tumor regression —

•                                            Closed upsized initial public offering raising $168.6 million in gross proceeds —

CAMBRDIGE, MA., August 10, 2015 — Blueprint Medicines (NASDAQ: BPMC), a leader in discovering and developing highly selective kinase drugs for genomically defined diseases, today reported financial results and provided a business update for the second quarter ended June 30, 2015.

“We have made tremendous strides in our transition to a clinical-stage company this quarter with the approval to advance our two lead drug candidates into clinical trials,” said Jeffrey Albers, Chief Executive Officer of Blueprint Medicines. “We also debuted promising preclinical data for our RET program, demonstrating our ability to predict mutations that render cancer insensitive to treatment and craft highly selective therapies to target both the primary cancer driver and secondary resistance mutations. The progress of our pipeline, together with the capital raised from our successful IPO in May, positions us to achieve our goals of rapidly advancing multiple programs into clinical trials and expanding our pipeline to deliver much-needed new therapies to patients and drive future growth.”

Blueprint Medicines also announced the resignation of Kyle Kuvalanka, Chief Business Officer, who will depart in mid-September. Michael Landsittel, Senior Director of Finance at Blueprint Medicines, will assume the responsibilities of interim Principal Accounting and Financial Officer and will report directly to Mr. Albers.

“Kyle played an integral role in building Blueprint Medicines into the thriving company it is today,” said Mr. Albers. “The entire Blueprint Medicines team and Board of Directors are deeply grateful to Kyle for his many contributions and wish him the very best on the next stage of his career.”

Second Quarter 2015 and Recent Business Highlights

Platform and Pipeline

•                  Received FDA authorization to proceed with clinical trials for two drug candidates: In July, Blueprint Medicines announced that the FDA accepted the Company’s Investigational New Drug (IND) applications to begin Phase 1 clinical trials for BLU-554 in the treatment of advanced hepatocellular carcinoma (HCC) and cholangiocarcinoma and BLU-285 in the treatment of unresectable, treatment-resistant gastrointestinal stromal tumor (GIST).  Following these IND approvals, Blueprint Medicines also filed an IND application for BLU-285 in systemic mastocytosis in August. The Company is on track to achieve a key milestone of initiating multiple Phase 1 clinical trials in 2015.

•                  Presented first preclinical data for BLU6864, a RET-specific kinase inhibitor: At the EACR-AACR-SIC Special Conference on Anticancer Drug Action and Drug Resistance in June, Blueprint Medicines presented the first preclinical data demonstrating that BLU6864 induced tumor regression in disease models driven by the primary RET fusion and all predicted secondary on-target resistance mutations. RET is a key disease driver in multiple cancers, including thyroid, non-small cell lung, breast and colorectal.

•                  Published strategy for advancing kinase drug discovery and development: Blueprint Medicines published an overview of its kinase drug discovery and development strategy in the May issue of the Journal of Clinical Investigation. The publication highlights Blueprint Medicines’ focus on identifying novel genomic targets and using its proprietary compound library to craft highly selective drugs for new and difficult-to-drug targets.

•                  Presented preclinical data demonstrating anti-tumor activity of BLU-554 in HCC models: At the 50th International Liver Congress in April, Blueprint Medicines presented new preclinical data showing that its drug candidate BLU-554 induced complete tumor regression in patient-derived xenograft models of HCC which are driven by abnormal signaling of fibroblast growth receptor 4 (FGFR4).

•                  Presented preclinical data demonstrating anti-tumor activity of BLU-285 in treatment-resistant GIST: At the American Association for Cancer Research (AACR) Annual Meeting in April, Blueprint Medicines

presented new preclinical data showing that BLU-285 has significant anti-tumor activity in treatment-resistant models of GIST, including inducing complete tumor regression.

Corporate

•                  Achieved first milestone payment from Alexion: Blueprint Medicines received a $1.8 million milestone payment for the successful achievement of the first pre-defined research milestone in its ongoing rare genetic disease collaboration with Alexion Pharmaceuticals.

•                  Completed upsized initial public offering: In May, Blueprint Medicines completed an initial public offering (IPO) of common stock at $18.00 per share, raising gross proceeds of approximately $168.6 million, before deducting customary underwriting discounts and commissions and estimated offering expenses.

Second Quarter 2015 Financial Results

•                  Cash Position: Cash and cash equivalents as of June 30, 2015 were $193.6 million, compared to $47.2 million as of December 31, 2014. As of May 5, 2015, the Company recorded gross proceeds of $168.6 million from the initial public offering of 9.4 million shares of the Company’s common stock.

•                  Collaboration Revenue: Collaboration revenues were $2.7 million for the second quarter of 2015. This revenue reflects reimbursement from Alexion for work conducted in the second quarter by Blueprint Medicines under the collaboration, as well as a portion of the $15.0 million upfront payment and $1.8 million milestone payment, which will be amortized over the period of the research term.

•                  R&D Expenses: Research and development expenses were $11.2 million, including non-cash stock-based compensation expenses of $0.9 million, for the second quarter of 2015, compared to $6.8 million, including non-cash stock-based expenses of $0.1 million, for the same period in 2014. The increase was largely due to expenses and increased personnel necessary to advance the Company’s two programs into Phase 1 trials in 2015. The increase in expense was also associated with the continued advancement of the Company’s discovery pipeline.

•                  G&A Expenses: General and administrative expenses were $3.8 million, including non-cash stock-based compensation expenses of $1.3 million, in the second quarter of 2015, compared to $1.4 million, including non-cash stock-based compensation expenses of $0.1 million for the same period in 2014. This increase in G&A expenses was primarily due to increase business personnel to support the Company’s overall growth as a publicly traded company.

•                  Net Loss: Net loss was $13.0 million in the second quarter, compared to net loss of $8.3 million for the same period in 2014.

Balance Sheet Data

(in thousands)

(Unaudited)

	June 30,	December 31,
	2015	2014

Cash and cash equivalents	$193,587	$47,240
Unbilled accounts receivable	1,923	—
Working capital (1)	186,992	41,510
Total assets	204,208	49,925
Deferred revenue	15,818	—
Term loan payable	8,262	9,042
Warrant liability	—	365
Convertible preferred stock	—	114,811
Total stockholders’ (deficit)	169,589	(79,382)

Note 1 (Working capital):  We define working capital as current assets less current liabilities

Statements of Operations Data

(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
Collaboration revenue	$2,687	$—	$3,339	$—
Operating expenses:
Research and development	11,243	6,762	20,476	12,143
General and administrative	3,840	1,437	6,610	3,008
Total operating expenses	15,083	8,199	27,086	15,151
Other income (expense):
Other income (expense), net	(405)	1	(441)	19
Interest expense	(179)	(89)	(364)	(182)
Total other income (expense)	(584)	(88)	(805)	(163)
Net loss	$(12,980)	$(8,287)	$(24,552)	$(15,314)
Convertible preferred stock dividends	(883)	(1,298)	(3,153)	(2,547)
Net loss applicable to common stockholders	$(13,863)	$(9,585)	$(27,705)	$(17,861)
Net loss per share applicable to common stockholders — basic and diluted	$(0.81)	$(6.99)	$(2.94)	$(13.44)
Weighted-average number of common shares used in net loss per share applicable to common stockholders — basic and diluted	17,093	1,371	9,430	1,329

About Blueprint Medicines

Blueprint Medicines makes kinase drugs to treat patients with genomically defined diseases. Led by a team of industry innovators, Blueprint Medicines integrates a novel target discovery engine and a proprietary compound library to understand the blueprint of cancer and craft highly selective therapies. This empowers the Blueprint Medicines team to develop patient-defined medicines aimed at eradicating cancer.

Forward-Looking Statements

Various statements in this release concerning Blueprint Medicines’ future expectations, plans and prospects, including without limitation, statements regarding Blueprint Medicines’ cash position; statements regarding the progress of Blueprint Medicines’ pipelines, statements regarding the presentation of pre-clinical data for BLU-554 as a treatment for hepatocellular carcinoma, statements regarding the presentation of pre-clinical data for BLU-285 as a treatment for gastrointestinal stromal tumors, statements concerning the anti-tumor activity of BLU6864, constitute forward-looking statements for the purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Any forward-looking statements in this press release are based on management’s current expectations of future events and are subject to a number of risks and uncertainties.  Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, including, without limitation, the risk of delay of any planned clinical trials and/or development of Blueprint Medicines’ drug product candidates, Blueprint Medicines’ ability to successfully demonstrate the efficacy and safety of its drug product candidates, the pre-clinical and clinical results for its drug product candidates, which may not support further development of such drug product candidates, the risk that Blueprint Medicines’ collaboration with

Alexion Pharma Holdings will not continue or will not be successful, actions of regulatory agencies, which may affect the initiation, timing and progress of clinical trials, obtaining, maintaining and protecting intellectual property, Blueprint Medicines’ ability to enforce its patents against infringers and defend its patent portfolio against challenges from third parties, competition from others developing products for similar uses, Blueprint Medicines’ ability to manage operating expenses, Blueprint Medicines’ ability to obtain additional funding to support its business activities and establish and maintain strategic business alliances and new business initiatives, Blueprint Medicines’ dependence on third parties for various functions, the outcome of litigation, and unexpected expenditures, as well as those risks more fully discussed in the section entitled “Risk Factors” in the final prospectus related to Blueprint Medicines’ initial public offering filed with the Securities and Exchange Commission pursuant to Rule 424(b) of the Securities Act, as well as discussions of potential risks, uncertainties, and other important factors in Blueprint Medicines’ subsequent filings with the Securities and Exchange Commission. In addition, any forward-looking statements represent Blueprint Medicines’ views only as of today and should not be relied upon as representing its views as of any subsequent date. Blueprint Medicines explicitly disclaims any obligation to update any forward-looking statements.

Contact:

Investor Relations:

Hannah Deresiewicz

Stern Investor Relations, Inc.

212-362-1200

hannahd@sternir.com

Media Relations:

Naomi Aoki

Ten Bridge Communications, Inc.

617-283-4298

naomi@tenbridgecommunications.com